Exhibit 99.1

FOR IMMEDIATE RELEASE: JANUARY 23, 2014

LEGGETT & PLATT ANNOUNCES RECORD FULL-YEAR ADJUSTED EPS

Carthage, MO, January 23, 2014 —

•	2013 Continuing Operations adjusted EPS was a record $1.54, within guidance and 5% improved over 2012

•	Three-year TSR, ending 12-31-2013, ranks in the top half of the S&P 500 companies

•	Cash flow from operations was $417 million for the full year

•	Net debt to net capital decreased to 27% at year-end (versus 29% the prior year-end)

•	Repurchased 6.0 million shares during the year; outstanding shares declined 2%

•	2014 EPS guidance is $1.65 - 1.85 on sales of $3.85 - 4.05 billion

Diversified manufacturer Leggett & Platt announced record full-year adjusted1 EPS from Continuing Operations of $1.54 for 2013, a 5% improvement over comparable 2012 EPS of $1.47, and within the company’s October guidance range of $1.50 - 1.55. Full-year EPS, without adjustments, declined to $1.34 in 2013, from $1.70 in 2012, but includes several unusual items. 2013 EPS includes a fourth quarter noncash impairment charge of $.31 (or $67 million pre-tax), a third quarter acquisition-related benefit of $.06, and net earnings of $.05 from discontinued operations. 2012 EPS includes a fourth quarter unusual tax benefit of $.18 and net earnings of $.05 from discontinued operations.

	Fourth Quarter		Full Year
$/share:	2013	2012	2013	2012
Continuing Operations, adjusted	.35	.32	1.54	1.47
Unusual Noncash Impairment Charge	(.31)	—	(.31)	—
Unusual Acquisition Benefit	—	—	.06	—
Unusual Tax Item	—	.18	—	.18

Continuing Operations	.04	.50	1.29	1.65

Discontinued Operations	—	—	.05	.05

EPS, as reported	.04	.50	1.34	1.70

Full year sales increased 1%, to $3.75 billion, as a result of acquisitions. Same location sales were flat, with unit volume increasing 1%, but offset by reduced rod mill trade sales. EBIT from underlying operations was essentially unchanged from 2012 to 2013.

Fourth Quarter Results

Fourth quarter adjusted EPS was $.35, a 9% increase compared to last year. Without adjustments, fourth quarter 2013 EPS was $.04, but included a $.31 noncash impairment charge. Fourth quarter 2012 EPS was $.50, but included an $.18 unusual tax benefit.

Fourth quarter sales grew 5% versus the prior year, the strongest quarterly sales growth achieved during 2013. Unit volumes increased 3%, and acquisitions added 2% to sales.

Fourth quarter EBIT was negatively impacted by an unexpected increase in steel costs, resulting in a larger-than-expected LIFO expense of $12 million in the quarter. The EPS impact of this LIFO expense was essentially offset by several favorable fourth-quarter tax items. The company is implementing price increases to recover the higher steel costs, and expects to realize a benefit in the first half of 2014 that offsets fourth quarter LIFO expense.

[1]	To aid investors’ awareness of basic operational profitability, 2012 adjusted EPS excludes $.18 in unusual tax benefits, and 2013 adjusted EPS excludes a third quarter $.06 acquisition-related gain, and a fourth quarter $.31 noncash impairment charge.

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CEO Comments

Board Chair and CEO David S. Haffner commented, “Though the economy held sales growth to a modest 1%, in 2013 our continuing operations set a new record for adjusted EPS, beating the record set last year. We generated cash from operations well in excess of our dividend and capital requirements, as we’ve done for over 20 years. We completed two additional, small acquisitions to augment our new aerospace tubing business. And we repurchased 6 million of our shares, reducing share count by 2%.

“During 2013 we pursued the sale of our Commercial Vehicle Products business unit. As we progressed through the fourth quarter, it became apparent that the market value of the unit had declined. We recorded a $67 million non-cash charge in the quarter to align the business unit’s book value with its market value. This accounting adjustment reduced fourth quarter and full year EPS by $.31.

“Our primary performance goal is to deliver Total Shareholder Return2 (TSR) that ranks in the top third of the S&P 500 companies over rolling 3-year periods. For the three years ending December 31, 2013, we generated TSR of 56% (16% per year), which placed us in the top half of the S&P 500 companies, but shy of our goal to be in the top third.

“Investors who liked what they heard six years ago when we changed strategy, and bought our stock at the end of 2007, saw their investment grow to 2.4 times its original size by the end of 2013 (with dividends reinvested). Over that same six years, an investment in the overall U.S. stock market grew to 1.4 times its original size. We are pleased with the results we’ve been able to achieve, but recognize there is more to be done.

“For 2014, the economic outlook is a bit brighter than it has been for some time. Forecasters are calling for a modestly better U.S. economy, though they note that headwinds still exist. With sales growth, we expect another year of record earnings from continuing operations. And as we look beyond 2014, we are encouraged by the positive direction several of our businesses are headed.”

Cash Flow, Dividends and Stock Repurchases

The company generated $417 million of cash from operations during 2013. Major uses of cash included $81 million to fund capital expenditures, $125 million for dividend payments, and $133 million (net) to repurchase stock. Net debt to net capital was 27% at year end, a decrease versus the prior year, and below the conservative end of the company’s 30%-40% target range. The company ended the year with nearly all of its $600 million commercial paper program available.

2013 marked the 42nd consecutive annual dividend increase for Leggett & Platt, with a compound annual growth rate of 13% over that period. Only one other S&P 500 company can claim as high a rate of dividend growth for as many years. Leggett & Platt is proud of its dividend record, and plans to continue it.

At Wednesday’s closing share price of $30.30, the indicated annual dividend of $1.20 per share generates a dividend yield of 4.0%, the fourth-highest dividend yield among the 54 stocks of the S&P 500 Dividend Aristocrats.

During 2013 the company declared four quarterly dividends, however only three were paid during 2013. The first dividend payment is typically made in January, but was instead accelerated into December 2012, given the then-pending tax rate increases. For 2014, the company plans to return to its typical dividend payment schedule.

The company purchased 6.0 million shares of its stock during 2013, and issued 3.2 million shares. Issuances were largely related to employee stock option exercises. Shares outstanding declined to 139.4 million at year end.

Anticipating Record 2014 EPS

For 2014, the company expects accelerated sales growth, EBIT margin expansion, and record operating EPS. The company projects 2014 sales of $3.85 - 4.05 billion, or 3% - 8% growth, and EPS of $1.65 - 1.85. Leggett & Platt continues to retain more production capacity than it currently utilizes. Thus, as the economy improves, the company’s sales can expand—by approximately $400 million—with little need for capital investment. For every $100 million of incremental sales from unit volume increases, EPS should improve by about 10 cents or more.

[2]	TSR = (Change in Stock Price + Dividends) / Beginning Stock Price; assumes dividends are reinvested

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Cash from operations should again exceed $350 million in 2014. Capital expenditures are expected to be roughly $100 million, and dividend payments should approximate $170 million.

As has been the company’s practice, after funding dividends and capital expenditures, any remaining cash flow will likely be targeted toward acquisitions or stock repurchases. Potential acquisitions must meet stringent strategic and financial criteria; should no acquisitions come to fruition, the company has standing authorization from the Board of Directors to repurchase up to 10 million shares each year. No specific repurchase commitment or timetable has been established. The company expects to issue approximately 2.5 million shares in 2014 via employee benefit plans, primarily from the exercise of stock options.

SEGMENT RESULTS – Fourth Quarter 2013 (versus 4Q 2012)

Residential Furnishings – Total sales increased $28 million, or 6%, from unit volume growth in several product categories, and raw material-related price increases in Carpet Underlay. EBIT (earnings before interest and income taxes) increased $6 million due to higher sales.

Commercial Fixturing & Components – Total sales decreased $7 million, or 8%. EBIT declined $3 million from lower sales.

Industrial Materials – Total sales increased $11 million, or 6%, largely from acquisitions. These gains were partially offset by a 4% same location sales decline, as steel-related price decreases early in the quarter more than offset slightly higher unit volumes. EBIT decreased $3 million, with acquisition earnings more than offset by lower metal margins and late-quarter inflation in steel cost.

Specialized Products – Total sales increased $16 million, or 9%, from strength in Automotive and Machinery, partially offset by lower demand in Commercial Vehicle Products. EBIT decreased $59 million, with the $67 million CVP impairment charge partially offset by the earnings benefit of higher sales.

SEGMENT RESULTS – Full Year 2013 (versus 2012)

Residential Furnishings – Total sales increased $63 million, or 3%, largely from growth in the Carpet Underlay business, but this was partially offset by a decline in Adjustable Bed. EBIT increased $18 million primarily due to higher sales in certain product categories, cost improvements, and favorable product mix in the U.S. Spring business.

Commercial Fixturing & Components – Total sales decreased $27 million, or 6%. EBIT decreased $15 million as a result of lower sales.

Industrial Materials – Total sales decreased $27 million, or 3%, with lower trade sales from the steel mill, and steel-related price deflation, partially offset by revenue increases from acquisition activity. EBIT increased $6 million; the absence of acquisition-related costs at Western Pneumatic Tube, and earnings from other acquisitions, more than offset the effect of lower metal margins in the second half of 2013.

Specialized Products – Total sales increased $33 million, or 4%, with strength in Automotive partially offset by lower demand in Commercial Vehicle Products. EBIT decreased $60 million, with the $67 million CVP impairment partially offset by the earnings benefit of higher sales.

Slides and Conference Call

A set of slides containing summary financial information is available from the Investor Relations section of Leggett’s website at www.leggett.com. Management will host a conference call at 8:00 a.m. Central (9:00 a.m. Eastern) on Friday, January 24. The webcast can be accessed from Leggett’s website. The dial-in number is (201) 689-8341; there is no passcode. First quarter results will be released after the market closes on Thursday, April 24, with a conference call the next morning.

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FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a diversified manufacturer (and member of the S&P 500) that conceives, designs and produces a variety of engineered components and products that can be found in most homes, offices, and automobiles. The 131-year-old firm is comprised of 20 business units, 18,000 employee-partners, and 130 manufacturing facilities located in 18 countries.

Leggett & Platt is the leading U.S. manufacturer of: a) components for residential furniture and bedding; b) office furniture components; c) drawn steel wire; d) automotive seat support & lumbar systems; e) carpet underlay; f) adjustable bed bases; g) bedding industry machinery.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, possible goodwill or other asset impairment, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Senior Vice President of Corporate Strategy and Investor Relations

Susan R. McCoy, Staff Vice President of Investor Relations

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LEGGETT & PLATT	Page 5 of 6	December 31, 2013

RESULTS OF OPERATIONS [1]	FOURTH QUARTER			YEAR TO DATE
(In millions, except per share data)	2013	2012	Change	2013	2012	Change
Net sales (from continuing operations)	$896.8	$850.1	5%	3,746.0	$3,706.1	1%
Cost of goods sold	730.6	673.5		2,998.8	2,959.4

Gross profit	166.2	176.6		747.2	746.7
Selling & administrative expenses	96.7	94.8	2%	394.8	377.8	4%
Amortization	9.5	6.6		26.0	25.7
Other expense (income), net	59.3	(0.6)		41.6	(0.2)

Earnings before interest and taxes	0.7	75.8	(99%)	284.8	343.4	(17%)
Net interest expense	8.9	11.4		37.0	36.9

Earnings before income taxes	(8.2)	64.4		247.8	306.5
Income taxes	(14.9)	(9.7)		55.0	63.2

Net earnings from continuing operations	6.7	74.1		192.8	243.3
Discontinued operations, net of tax	(0.4)	(0.1)		6.9	7.2

Net earnings	6.3	74.0		199.7	250.5
Less net income from non-controlling interest	(0.7)	(0.5)		(2.4)	(2.3)

Net earnings attributable to L&P	$5.6	$73.5	(92%)	$197.3	$248.2	(21%)

Earnings per diluted share
From continuing operations	$0.04	$0.50	(92%)	$1.29	$1.65	(22%)
From discontinued operations	($0.00)	($0.00)		$0.05	$0.05
Net earnings per diluted share	$0.04	$0.50	(92%)	$1.34	$1.70	(21%)
Shares outstanding
Common stock (at end of period)	139.4	142.1		139.4	142.1
Basic (average for period)	144.0	145.1		145.2	144.3
Diluted (average for period)	145.9	147.2		147.2	146.0

CASH FLOW	FOURTH QUARTER			YEAR TO DATE
(In millions)	2013	2012	Change	2013	2012	Change
Net earnings	$6.3	$74.0		$199.7	$250.5
Depreciation and amortization	34.3	29.8		122.6	119.0
Working capital decrease (increase)	102.0	112.5		26.4	57.4
Impairments	63.1	0.7		65.4	1.7
Other operating activity	(27.6)	(8.3)		2.8	21.1

Net Cash from Operating Activity	$178.1	$208.7	(15%)	$416.9	$449.7	(7%)
Additions to PP&E	(20.6)	(17.5)		(80.6)	(71.0)	14%
Purchase of companies, net of cash	(1.4)	(21.3)		(27.9)	(211.6)
Liquidation of (investment in) unconsol. entity[2]	—	—		21.2	(22.4)
Proceeds from asset sales	2.1	6.5		18.9	15.8
Dividends paid	(42.3)	(82.0)		(124.9)	(199.5)
Repurchase of common stock, net	(54.4)	6.9		(132.5)	5.6
Additions (payments) to debt, net	(88.4)	(9.8)		(180.4)	201.6
Liquidation of interest rate swap agreement	—	—		—	(42.7)
Other	0.7	2.7		2.9	(2.7)

Increase (Decr.) in Cash & Equiv.	$(26.2)	$94.2		$(86.4)	$122.8

FINANCIAL POSITION	31-Dec
(In millions)	2013	2012	Change
Cash and equivalents	$272.7	$359.1
Receivables	467.4	446.2
Inventories	495.9	489.0
Other current assets	45.7	44.8

Total current assets	1,281.7	1,339.1	(4%)
Net fixed assets	574.6	572.8
Held for sale	19.1	21.8
Goodwill and other assets	1,232.7	1,321.2

TOTAL ASSETS	$3,108.1	$3,254.9	(5%)

Trade accounts payable	$339.3	$285.4
Current debt maturities	181.1	201.5
Other current liabilities	309.1	244.1

Total current liabilities	829.5	731.0	13%
Long term debt	688.4	853.9	(19%)
Deferred taxes and other liabilities	191.0	227.8
Equity	1,399.2	1,442.2	(3%)

Total Capitalization	2,278.6	2,523.9

TOTAL LIABILITIES & EQUITY	$3,108.1	$3,254.9

LEGGETT & PLATT	Page 6 of 6

SEGMENT RESULTS [1]	FOURTH QUARTER			YEAR TO DATE
(In millions)	2013	2012	Change	2013	2012	Change
External Sales
Residential Furnishings	$474.0	$452.3	4.8%	$1,944.0	$1,895.0	2.6%
Commercial Fixturing & Components	82.3	89.9	(8.5%)	451.3	478.3	(5.6%)
Industrial Materials	146.7	133.1	10.2%	612.8	621.7	(1.4%)
Specialized Products	193.8	174.8	10.9%	737.9	711.1	3.8%

Total	$896.8	$850.1	5.5%	$3,746.0	$3,706.1	1.1%

Inter-Segment Sales
Residential Furnishings	$8.8	$2.5		$23.0	$8.8
Commercial Fixturing & Components	1.4	0.9		4.9	4.4
Industrial Materials	51.2	54.0		231.0	249.4
Specialized Products	9.9	12.7		52.5	45.9

Total	$71.3	$70.1		$311.4	$308.5

Total Sales
Residential Furnishings	$482.8	$454.8	6.2%	$1,967.0	$1,903.8	3.3%
Commercial Fixturing & Components	83.7	90.8	(7.8%)	456.2	482.7	(5.5%)
Industrial Materials	197.9	187.1	5.8%	843.8	871.1	(3.1%)
Specialized Products	203.7	187.5	8.6%	790.4	757.0	4.4%

Total	$968.1	$920.2	5.2%	$4,057.4	$4,014.6	1.1%

EBIT
Residential Furnishings	$40.3	$34.4	17%	$172.0	$154.3	11%
Commercial Fixturing & Components	(2.5)	0.9	(378%)	15.4	30.4	(49%)
Industrial Materials	12.6	15.8	(20%)	72.4	66.0	10%
Specialized Products	(38.8)	19.8	(296%)	27.2	87.0	(69%)
Intersegment eliminations and other	1.2	(1.9)		0.2	(8.9)
Change in LIFO reserve	(12.1)	6.8		(2.4)	14.6

Total	$0.7	$75.8	(99%)	$284.8	$343.4	(17%)

EBIT Margin [2]			Basis Pts			Basis Pts
Residential Furnishings	8.3%	7.6%	70	8.7%	8.1%	60
Commercial Fixturing & Components	(3.0%)	1.0%	(400)	3.4%	6.3%	(290)
Industrial Materials	6.4%	8.4%	(200)	8.6%	7.6%	100
Specialized Products	(19.0%)	10.6%	(2960)	3.4%	11.5%	(810)

Overall from Continuing Operations	0.1%	8.9%	(880)	7.6%	9.3%	(170)

LAST SIX QUARTERS	2012		2013
Selected Figures	3Q	4Q	1Q	2Q	3Q	4Q
Trade Sales ($ million)	978	850	933	959	958	897
Sales Growth (vs. prior year)	4%	(0%)	(1%)	3%	(2%)	5%
EBIT ($ million)	105	76	79	99	106	1
EBIT Margin	10.7%	8.9%	8.5%	10.3%	11.1%	0.1%
Net Earnings to L&P - excl. discontinued oper. ($m)	66	74	49	65	71	6
Net Margin - excludes discontinued operations	6.7%	8.7%	5.3%	6.8%	7.4%	0.7%
EPS - continuing operations (diluted)	$0.45	$0.50	$0.33	$0.44	$0.48	$0.04
Cash from Operations ($ million)	95	209	24	99	116	178

Net Debt to Net Capitalization
Long term debt	860.2	853.9	953.8	973.9	957.5	688.4
Current debt maturities	201.8	201.5	201.4	1.8	1.1	181.1
Less cash and equivalents	(264.9)	(359.1)	(449.4)	(280.3)	(298.9)	(272.7)

Net Debt	797.1	696.3	705.8	695.4	659.7	596.8

Total capitalization	2,450.2	2,523.9	2,635.3	2,648.0	2,666.3	2,278.6
Current debt maturities	201.8	201.5	201.4	1.8	1.1	181.1
Less cash and equivalents	(264.9)	(359.1)	(449.4)	(280.3)	(298.9)	(272.7)

Net Capitalization	2,387.1	2,366.3	2,387.3	2,369.5	2,368.5	2,187.0

Long Term Debt to Total Capitalization	35.1%	33.8%	36.2%	36.8%	35.9%	30.2%
Net Debt to Net Capital	33.4%	29.4%	29.6%	29.3%	27.9%	27.3%

Management uses Net Debt to Net Capital to track leverage trends across time periods with variable levels of cash.

Same Location Sales (vs. prior year)	3Q	4Q	1Q	2Q	3Q	4Q
Residential Furnishings	2%	4%	(1%)	3%	6%	6%
Commercial Fixturing & Components	21%	(4%)	1%	11%	(20%)	(8%)
Industrial Materials	(8%)	(15%)	(7%)	(9%)	(10%)	(4%)
Specialized Products	2%	1%	1%	7%	1%	8%
Overall from Continuing Operations	3%	(2%)	(2%)	2%	(3%)	3%

[1]	Prior year results have been restated for discontinued operations.
[2]	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.

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